Exhibit 99.2
For Immediate Release
Isabella Bank Marketing Department
139 E. Broadway
Mt. Pleasant, MI 48858
FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Director
Office 989-779-6309 Fax: 989-775-5501
Mt. Pleasant, Michigan, November 3, 2008 — Dennis P. Angner, President and CEO of Isabella Bank Corporation (ISBA) announced today that the Corporation’s September 30, 2008 year to date net income was $6.14 million, an 8.5% increase when compared to the same period in 2007. Assets as of September 30, 2008 were $1.12 billion and assets under management, which includes loans sold and serviced, trust assets, and assets in our Raymond James brokerage operations, were $1.61 billion.
The Corporation’s asset quality as of September 30, 2008 continues to be good as evidenced by the relatively low percentage of assets to total assets that are classified as “non-performing” of 1.18%. The Corporation’s risk based capital to risk adjusted total assets ratio of 14.26% at the end of the most recent quarter was exceptionally strong when compared to the 8.0% required to be considered adequately capitalized under the Federal Reserve Board’s risk based capital rules.
Individuals who wish to purchase Isabella Bank Corporation shares may contact the Raymond James branch located at Isabella Bank at 989-773-3585. For current stock information and shares availability please visit www.pinksheets.com and enter the Corporation’s trading symbol ISBA.
Isabella Bank, with 24 offices in the mid-Michigan area, is a wholly owned subsidiary of Isabella Bank Corporation with 1.5 billion in assets under management. The company website is www.isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 30, 2008, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.